Sheet1

CMA Tax-Exempt Fund
File Number: 811-3111
CIK Number: 320281
For the Period Ending: 09/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six-month period ended September 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
04/03/2000	$4,640	Harris Co TX Hlth Facs	3.50%	02/15/2027
04/03/2000	8,400	Long Island NY Pwr Auth	3.10	05/01/2033
05/08/2000	5,500	Louisiana PFA-Christus	6.05	05/09/2000
05/09/2000	20,000	Wisconsin Petroleum	4.80	07/26/2000
05/16/2000	46,400	Long Island NY Pwr Auth	3.95	05/01/2033
06/01/2000	28,360	Harris Co TX Hlth Facs	5.00	02/15/2027
06/06/2000	10,000	Louisiana Pub Facs	4.75	07/17/2000
06/07/2000	8,500	Louisiana PFA-Christus	4.63	07/17/2000
06/08/2000	30,000	Coastal Bend, TX	5.00	08/15/2028
06/12/2000	35,000	Long Island NY Pwr Auth	5.00	05/01/2033
06/14/2000	12,400	Michigan ST Hosp Fin Aut	4.50	09/11/2000
06/14/2000	8,000	Michigan State	4.50	09/11/2000
07/07/2000	14,000	Harris Co TX Hlth Facs	3.00	02/15/2027
07/17/2000	30,000	Louisiana PFA-Christus	4.50	11/13/2000
07/18/2000	36,000	Louisiana PFA-Christus	4.50	10/11/2000
08/01/2000	25,000	N. Carolina Med Care/Tue	5.00	06/01/2030
08/01/2000	49,000	University of Ala/Wed	5.00	09/01/2031
08/04/2000	12,200	Texas ST PFA TECP	4.20	10/18/2000
08/08/2000	18,430	Wisconsin ST G.O.	4.35	10/16/2000
08/25/2000	31,000	Idaho Health Facs	4.00	07/01/2030
09/05/2000	13,000	Long Island NY Pwr Auth	3.80	05/01/2033
09/22/2000	4,300	Harris Co. Tex Hlth Fac	5.00	02/15/2027

Last Updated on 11/28/2000
By Win95 User